Exhibit 99.1

500 Linden Oaks

Rochester, New York 14625

VirtualScopics Regains Nasdaq Compliance

ROCHESTER, New York – February 9, 2012 - VirtualScopics, Inc. (NASDAQ:VSCP), a leading provider of quantitative imaging for clinical trials, today announced that it has received notification from The Nasdaq Stock Market that it has regained compliance with the minimum $1.00 per share bid price requirement, and further, that it currently complies with all other applicable standards for continued listing.

To regain compliance with the bid price rule, the Company was required to evidence a closing bid price of $1.00 per share or more for a period of at least 10 consecutive trading days. On February 8, 2012, the closing bid price of the Company's common stock was greater than $1.00 per share, the tenth consecutive day the stock price had a closing bid price above $1.00 per share.

Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and have been notified by Nasdaq that this matter is now closed.

 About VirtualScopics, Inc.

VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq listing standards and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. All forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update such forward-looking statements.

CONTACTS:	Investor Relations:	Company Contact:
	Tim Ryan	Molly Henderson
	The Shoreham Group	Chief Business and Financial Officer, Sr. Vice President
	80 Eighth Ave, Ste 1107	500 Linden Oaks
	New York, NY 10011	Rochester, New York 14625
	+1 212 242 7777 Direct	+1 585 249.6231
tryan@shorehamgroupllc.com